List of Subsidiaries of Merchants Bancorp

Subsidiary	Organized Under the Laws of:
Merchants Bank of Indiana (also d/b/a Merchants Mortgage)	Indiana
Merchants Capital Corp.	Indiana
Natty Mac Funding, Inc.	Indiana
RMF Holdings, LLC	Indiana
Merchants Capital Servicing, LLC	Delaware
Farmers-Merchants Bank of Illinois	Illinois
OneTrust Funding, Inc.	Indiana
Ash Realty Holdings, LLC	Indiana
MBI Midtown West, LLC	Indiana
PR Mortgage Investment, LP	Delaware
PRMIGP, LLC	Delaware
PR Mortgage Investment Management, LLC	Delaware